Exhibit No. 99.40

                                 OPTION EXERCISE


     THIS AGREEMENT is entered into as of the 16th day of February, 2005 (the "Closing Date"), by and between Johnson Bank, as trustee of the Isabelle Clare Marquart Trust (the "Purchaser"), and Imogene P. Johnson and Johnson Bank, as co-trustees of the Samuel C. Johnson 1988 Trust Number One dated September 14, 1988 (the "Seller").

                                    RECITALS

     A. On June 27, 2003, Samuel C. Johnson, as trustee of the Samuel C. Johnson 1988 Trust Number One, entered into an option agreement (the "Option Agreement") with his children, including Winifred J. Marquart.

     B. Pursuant to the Option Agreement, each of Samuel C. Johnson's children have the right to purchase certain assets of Seller, including all shares of stock or other interests (including interests in a voting trust) in Johnson Outdoors, Inc., a Wisconsin corporation, during the period beginning on May 22, 2004, the date of Samuel C. Johnson's death, and ending on February 22, 2005.

     C. Pursuant to the Option Agreement, the price to be paid for an Option Asset is the fair market value of such asset on the date the option is exercised, as established by the closing price for such asset on the business day immediately preceding the day the option is exercised.

     D. Prior to the Closing Date, Winifred J. Marquart assigned to Purchaser the option to purchase 6,000 Class A shares of Johnson Outdoors, Inc., a Wisconsin corporation.

     E. Purchaser now desires to exercise such option on the terms and conditions set forth in this agreement.

                                    AGREEMENT

     1. Exercise of Option. Purchaser hereby exercises its option to purchase 6,000 Class A shares of Johnson Outdoors, Inc., a Wisconsin corporation (the "Option Assets"). Seller hereby sells the Option Assets to Purchaser.

     2. Purchase Price. In exchange for the Option Assets, Purchaser herewith delivers to Seller $120,600.00 in cash.

     3. Parties in Interest. This agreement binds the parties hereto and their respective executors, administrators, legal representatives, trustees, heirs, distributees, legatees, successors and assigns. Nothing expressed or implied in this agreement is intended or may be construed to confer on any other person any rights, remedies, obligations or liabilities under or by reason of this agreement.

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     4. Entire Transaction. This agreement contains the entire understanding among the parties hereto with respect to the transaction contemplated hereby and supersedes all other agreements and understandings between the parties with respect to the transaction.

     5. Applicable Law. The internal laws of the State of Wisconsin govern this agreement.

     6. Severability. If any provisions hereof shall be or become unenforceable for any reason, the validity and effect of all other provisions shall not be affected thereby.

     7. Headings. The headings contained in this agreement are for reference purposes only and will not affect the meaning or interpretation of any provision hereof.

     8. Counterparts. This agreement may be executed in multiple counterparts.


     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.



PURCHASER:                                  SELLER:

ISABELLE CLARE MARQUART TRUST               SAMUEL C. JOHNSON 1988 TRUST
                                            NUMBER ONE
JOHNSON BANK, trustee
                                            /s/ John D. Andreoli, as agent for
                                            Imogene P. Johnson, Trustee of the
                                            Samuel C. Johnson 1988 Trust Number
/s/ Brian L. Lucareli                       One
----------------------------------------    ------------------------------------
Brian L. Lucareli, Senior Vice President    Imogene Powers Johnson, co-trustee


                                            JOHNSON BANK, co-trustee


                                            /s/ Brian L. Lucareli
                                            ------------------------------------
                                            Brian L. Lucareli, Senior Vice
                                            President